Exhibit 3.26

ARTICLES OF ORGANIZATION
OF
CALSPAN GENESEE, LLC
Under Section 203 of the Limited Liability Company Law

THE UNDERSIGNED, being a natural person of at least eighteen (18) years of age, and acting as the organizer of the limited liability company hereby being formed under Section 203 of the Limited Liability Company Law of the State of New York certifies that:

FIRST: The Name of the limited liability company is: **CALSPAN GENESEE, LLC**

SECOND: To engage in any lawful act or activity within the purposes for which limited liability companies may be organized pursuant to Limited Liability Company Law provided that the limited liability company is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

THIRD: The county, within this state, in which the office of the limited liability company is to be located is **ERIE**

FOURTH: The Secretary of State is designated as agent of the limited liability company upon whom process against the limited liability company may be served. The post office address to which the Secretary of State shall mail a copy of any process against the limited liability company served upon the Secretary of State by personal delivery is:

CALSPAN GENESEE, LLC
4455 GENESEE STREET
BUFFALO, NY 14225

FIFTH: The limited liability company is to be managed by: **One or more members**

I certify that I have read the above statements, I am authorized to sign these Articles of Organization, that the above statements are true and correct to the best of my knowledge and belief and that my signature typed below constitutes my signature.

IAN KLAK (Signature)

IAN KLAK, ORGANIZER
LIPPES MATHIAS LLP

Filed with the NYS Department of State on 04/25/2023 Filing Number: 230425003495 DOS ID: 6807700

Filed with the NYS Department of State on 04/25/2023 Filing Number: 230425003495 DOS ID: 6807700